EXHIBIT 10.21.1
FIRST AMENDMENT TO THE AMENDED AND RESTATED
NCR EXECUTIVE SEVERANCE PLAN

WHEREAS, NCR Corporation (the “Company”) previously adopted the NCR Executive Severance Plan (the “Executive Severance Plan”) effective December 12, 2014, as amended and restated effective April 22, 2015;
WHEREAS, the Compensation and Human Resource Committee (the “Committee”) of the Board of Directors of the Company desires to further amend the Executive Severance Plan to exclude target bonus amounts under the Software & Cloud Plan established by the Committee; and
WHEREAS, the Committee has determined that, in furtherance of this objective, it is desirable to amend the Executive Severance Plan as described below, as permitted by Section 6.3 thereof.
NOW THEREFORE, effective October 24, 2017, Article II(q) of the Executive Severance Plan is hereby amended to read as follows:
(q) Target Bonus. With respect to any Participant, the Participant’s target annual cash bonus under the Company’s annual bonus plan applicable to the Participant for the year immediately prior to the year of such Participant’s termination of employment. As used in this definition, the reference to “target bonus” shall mean the dollar amount determined by multiplying the Participant’s target bonus percentage as in effect on December 31st of such prior year by the Participant’s actual base salary as in effect on December 31st of such prior year; provided that such “target bonus” reference shall exclude any target bonus “uplift” amount established for the Participant solely with respect to stretch performance goals under any bonus “uplift” program established by the Committee, as may be amended from time to time.